August 31, 2005

Michele M. Anderson, Esq.

Legal Branch Chief

Division of Corporation Finance

Albert Pappas, Esq.

Staff Attorney

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

MCI, Inc.

Verizon Registration Statement on Form S-4 - Registration No. 333-124008

Dear Ms. Anderson and Mr. Pappas:

In connection with the above-referenced Registration Statement, MCI hereby acknowledges the following:

•	MCI is responsible for the adequacy and accuracy of the disclosure with respect to MCI in the above-referenced Registration Statement;

•	Comments by the Staff or changes in disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the above-referenced Registration Statement; and

•	MCI may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ ANASTASIA KELLY

Anastasia Kelly

Executive Vice President and Chief Counsel